EXHIBIT 23


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements pertaining to the Quad Systems Corporation 1986 Stock Option Plan and Quad Systems Corporation 1993 Stock Option Plan (Form S-8 No. 333-04755) and the Quad Systems Corporation Employee Stock Purchase Plan (Form S-8 No. 33-93436) of our report dated November 8, 1999 (except for Note 13 as to which the date is January 7, 2000), with respect to the consolidated financial statements and schedule of Quad Systems Corporation included in the Annual Report (Form 10-K) for the year ended September 30, 1999.

                                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 10, 2000